                                                                    EXHIBIT 12.1

                            TCI COMMUNICATIONS, INC.
                          AND CONSOLIDATED SUBSIDIARIES
         Calculation of Ratios of Earnings to Combined Fixed Charges and
       Preferred Stock Dividends (amounts in millions, except for ratios)
                                   (unaudited)

                                                                                                                     Nine Months
                                                                             Year Ended December 31,             Ended September 30,
                                                                       -------------------------------------     -------------------
                                                                         1994   1993   1992    1991    1990          1995     1994
                                                                       -------------------------------------     -------------------
Earnings (losses) from continuing operations before income taxes       $   223   161     45    (108)   (308)           (75)   142

Add:

Interest on debt                                                           784   738    815     928     990            720    577
Interest Portion of Rentals                                                 25    23     22      23      23             26     18
Amortization of debt expense                                                12    12      9       6       6             10      8
Distributions from and (earnings) losses of less than
  50%-owned affiliates with debt not guaranteed by TCIC                    (32)   26    (10)    (27)     34             26     14
Minority interests in earnings (losses) of consolidated
  subsidiaries                                                              12    13    277      24     (63)           --       3
Elimination of preferred stock dividend requirement
  of consolidated subsidiaries to 50%-owned affiliates                     --    --    (250)    (42)    (36)           --     --
Preferred stock dividend requirement of 50%-owned
  affiliates, other than amounts to TCIC                                   --    --     175      23      15            --     --

                                                                       -------------------------------------           -------------
Earnings available for combined fixed charges
  and preferred stock dividends                                        $ 1,024   973  1,083     827     661            707    762
                                                                       =====================================           =============

Fixed charges:

Interest on debt:
TCIC and consolidated subsidiaries                                         777   731    718     826     868            713    566
Elimination of interest of consolidated subsidiaries to
  50%-owned affiliates                                                     --    --     (36)    (47)    (51)           --     --
Less than 50%-owned affiliates with debt guaranteed by
  TCIC                                                                       7   --     --      --      --               7      4
TCIC's proportionate share of interest of 50%-owned
  affiliates                                                               --      7    133     149     173            --       7
                                                                       -------------------------------------           -------------
                                                                           784   738    815     928     990            720    577

Interest portion of rentals                                                 25    23     22      23      23             26     18
Amortization of debt expense                                                12    12      9       6       6             10      8
Preferred stock dividend requirements of consolidated
  subsidiaries                                                              10    14    281      61      56              7      7
Elimination of preferred stock dividend requirement
  of consolidated subsidiaries to 50%-owned affiliates                     --    --    (250)    (42)    (36)           --     --
Preferred stock dividend requirement of 50%-owned
  affiliates, other than amounts to TCIC                                   --    --     175      23      15            --     --
Capitalized interest                                                        15     9      6       5       6              7     12

                                                                       -------------------------------------           -------------
Total Fixed Charges                                                    $   846   796  1,058   1,004   1,060            770    622
                                                                       =====================================           =============


Ratio of earnings to combined fixed charges
  and preferred stock dividends                                         1.21    1.22   1.02     --      --                   1.23

Deficiency                                                             $  --    --     --      (177)   (399)           (63)   --


(a) Preferred Stock dividend requirements have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements. The effective income tax rate utilized for purposes of increasing preferred stock dividend requirements in 1993 has been adjusted to exclude the effect of the federal income tax rate change in the third quarter of 1993.

                                                                     (continued)

                            TCI COMMUNICATIONS, INC.
                          AND CONSOLIDATED SUBSIDIARIES
        Calculation of Ratios of Earnings to Combined Fixed Charges and
       Preferred Stock Dividends (amounts in millions, except for ratios)
                                   (unaudited)

Fixed Charges related to interest on debt of less than 50%-owned affiliates guaranteed by TCIC:


Year ended December 31,
  1990                                       710
  1991                                       506
  1992                                     2,517
  1993                                    13,833
  1994                                     5,346

Nine Months Ended September 30,
1994                                       7,403
1995                                       3,053